                               THE BOEING COMPANY

                                                                  March 19, 1999

Dear Shareholder:

    I am pleased to invite you to attend the Company's 1999 Annual Meeting of Shareholders.

    It will be held on Monday, April 26, 1999, at The Westin Los Angeles Airport Hotel, 5400 West Century Boulevard, Los Angeles, California. The meeting will begin at 10:00 a.m. local time. A map and directions to the meeting site are on the back of this proxy statement. The Annual Meeting will be accessible to the hearing impaired through the use of a sign language interpreter.

    The matters we will address at the Annual Meeting are described in the attached notice and proxy statement. There will also be reports on the activities of the Company and an opportunity to submit questions or comments on matters of interest to shareholders generally.

    Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. This year you can vote over the Internet, as well as by telephone or by mailing back a traditional proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options.

                                          Very truly yours,

                                          /s/ Philip M. Condit
                                          --------------------------------------

                                          PHILIP M. CONDIT
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                               THE BOEING COMPANY
                                 P.O. BOX 3707
                           SEATTLE, WASHINGTON 98124

                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

TIME          10:00 a.m. on Monday, April 26, 1999

PLACE         The Westin Los Angeles Airport Hotel
              5400 West Century Boulevard, Los Angeles, California

ITEMS OF      1.         To elect four people to the Board of Directors for three-year terms expiring
BUSINESS                 in 2002;

              2.         To vote on a shareholder proposal on criteria for military contracts;

              3.         To vote on a shareholder proposal on doing business in and with China;

              4.         To vote on a shareholder proposal on cumulative voting;

              5.         To vote on a shareholder proposal on an independent lead director;

              6.         To vote on a shareholder proposal on annual election of the entire Board of
                         Directors; and

              7.         To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE   You are entitled to vote if you were a shareholder at the close of business on Thursday,
              February 25, 1999.

MEETING       If your Boeing stock is held in a brokerage account or by a bank or other nominee, you
ADMISSION     are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the list of shareholders, and in order to be admitted to the meeting, you must bring a letter or account statement showing that you were the beneficial owner of the stock on the record date.

VOTING BY     Please submit a proxy as soon as possible so that your shares can be voted at the
PROXY         meeting. Submitting the enclosed form of proxy will appoint John H. Biggs, Charles M.
              Pigott, and Harry C. Stonecipher as your proxies.

              You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For instructions, please refer to page 2 of this proxy statement or the proxy card.

                                          /s/ James C. Johnson
                                          --------------------------------------

                                          JAMES C. JOHNSON
                                          VICE PRESIDENT, CORPORATE SECRETARY
                                          AND ASSISTANT GENERAL COUNSEL
                                          March 19, 1999

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------
General Information for Shareholders.............................................................................          1
  Outstanding Securities.........................................................................................          1
  Attendance at the Annual Meeting...............................................................................          1
  Voting at the Annual Meeting or by Proxy.......................................................................          1
  Voting by Telephone or the Internet............................................................................          2
  Voting by Participants in Employee Plans.......................................................................          3
  Receiving Proxy Materials on the Internet......................................................................          4
  Vote Required and Method of Counting Votes.....................................................................          4
  Confidential Voting Policy.....................................................................................          5
  Expenses of Solicitation.......................................................................................          5
  Independent Auditors...........................................................................................          5
Proposal 1: Election of Directors................................................................................          6
  Nominees.......................................................................................................          7
  Continuing Directors...........................................................................................          8
  Compensation of Directors......................................................................................         10
  Retirement Policy..............................................................................................         10
  Committees of the Board of Directors...........................................................................         11
  Board and Committee Meetings...................................................................................         12
  Related Party Transactions.....................................................................................         12
  Section 16(a) Beneficial Ownership Reporting Compliance........................................................         12
  Stock Ownership................................................................................................         13
  Executive Compensation.........................................................................................         16
    Summary Compensation Table...................................................................................         16
    Option Grants in 1998........................................................................................         19
    Aggregated Option/SAR Exercises in 1998 and Year-End Option/SAR Values.......................................         20
    Long-Term Incentive Plans -- Awards in 1998..................................................................         20
    Pension Plans................................................................................................         21
    Employment Contracts and Termination of Employment Arrangements..............................................         23
    Compensation Committee Report on Executive Compensation......................................................         26
    Performance Graph............................................................................................         29
Proposal 2: Shareholder Proposal on Criteria for Military Contracts..............................................         30
Proposal 3: Shareholder Proposal on Doing Business in and With China.............................................         32
Proposal 4: Shareholder Proposal on Cumulative Voting............................................................         34
Proposal 5: Shareholder Proposal on Independent Lead Director....................................................         36
Proposal 6: Shareholder Proposal on Annual Election of the Entire Board..........................................         39
Annual Report and Form 10-K......................................................................................         41
Shareholder Proposals for 2000...................................................................................         41

                               THE BOEING COMPANY
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                                 APRIL 26, 1999

This proxy statement is issued in connection with solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company (the "Company" or "Boeing") for use at the Company's 1999 Annual Meeting of Shareholders (the "Annual Meeting"). The approximate date on which this proxy material is first to be sent to shareholders is March 19, 1999.

                      GENERAL INFORMATION FOR SHAREHOLDERS
                             OUTSTANDING SECURITIES

The Company's only class of capital stock outstanding is common stock with voting rights. The Board of Directors has fixed the close of business on February 25, 1999, as the record date for identifying shareholders of the Company entitled to vote at the Annual Meeting. On February 25, 1999, there were 976,340,036 shares of common stock outstanding and 936,301,888 of those shares were entitled to vote. There were 165,502 registered shareholders on the record date and approximately 835,000 beneficial owners whose shares were held in street name. The last sale price of the Company's common stock for that date, as reported in THE WALL STREET JOURNAL, was $35.00 per share.

                        ATTENDANCE AT THE ANNUAL MEETING

For admission to the Annual Meeting, shareholders who own shares in their own names should come to the Registered Shareholders check-in tables, where their ownership will be verified.

THOSE WHO HAVE BENEFICIAL OWNERSHIP OF STOCK THAT IS HELD BY A BANK OR BROKER (OFTEN REFERRED TO AS "HOLDING IN STREET NAME") SHOULD COME TO THE BENEFICIAL OWNERS TABLES; IN ORDER TO BE ADMITTED, BENEFICIAL OWNERS MUST BRING ACCOUNT STATEMENTS OR LETTERS FROM THEIR BANKS OR BROKERS SHOWING THAT THEY OWNED BOEING STOCK AS OF FEBRUARY 25, 1999. IN ORDER TO VOTE AT THE MEETING, BENEFICIAL OWNERS MUST BRING LEGAL PROXIES; THEIR BROKERS OR BANKS CAN EXPLAIN HOW TO OBTAIN LEGAL PROXIES.

Registration will begin at 8:30 a.m. and the Annual Meeting will begin at 10:00 a.m. It is expected to be finished no later than 12:00 p.m. A map and directions to the meeting facility are on the back of this proxy statement.

For the hearing impaired, the Annual Meeting will be accessible through the use of a sign language interpreter. Anyone who wishes to bring a translator to provide simultaneous translation of the proceedings into another language is asked to contact the Secretary of the Company no later than April 12, 1999, at The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207.

                    VOTING AT THE ANNUAL MEETING OR BY PROXY

Shares represented by a properly executed proxy card will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy card is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and AGAINST Proposals 2 through 6.

The enclosed proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting. The Company has received notice that certain individuals may seek to bring matters before the Annual Meeting regarding the format of the Meeting and the conduct of specific aspects of the Company's business. The persons named on the proxy card intend to exercise the discretionary authority given to them by the proxy card to vote against such items if they are properly brought before the Annual Meeting for a vote.

A registered shareholder who executes a proxy card may revoke it at any time before its exercise by delivering a written notice of revocation to the Secretary of the Company or by delivering another proxy card that is dated later. If the registered shareholder attends the Annual Meeting in person, either giving notice of revocation to an inspector of election at the Annual Meeting or voting by ballot at the Annual Meeting will revoke the proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Annual Meeting because the shareholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their brokers or other agents before the Annual Meeting to determine whether they can do so.

                      VOTING BY TELEPHONE OR THE INTERNET

Registered shareholders and participants in the plans listed on the next page can save the Company expense by voting their shares over the telephone or by voting on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the shareholder. (General Corporation Law of the State of Delaware, Section 212(c).) The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered shareholders and plan participants may go to HTTP://WWW.EPROXYVOTE.COM/BA to vote on the Internet. They will be required to provide the Control Numbers contained on their proxy cards (or in the e-mail messages sent to those who signed up to receive proxy materials on the Internet). After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any registered shareholder or plan participant using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll-free) or 1-201-536-8073 (collect) and following the recorded instructions.

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent.

The method of voting used will not limit a shareholder's right to attend the Annual Meeting.

                    VOTING BY PARTICIPANTS IN EMPLOYEE PLANS

The proxy card that is being sent with this proxy statement to registered shareholders is also being sent to those who have interests in Boeing stock through participation in the stock funds of the following plans (the "Plans"):

 1. The Boeing Company Voluntary Investment Plan

 2. Employee Savings Plan of McDonnell Douglas Corporation -- Salaried Plan

 3. Employee Thrift Plan of McDonnell Douglas Corporation -- Subsidiary Plan

 4. Employee Savings Plan of McDonnell Douglas Corporation -- Component Plan

 5. Employee Thrift Plan of McDonnell Douglas Corporation -- Hourly Plan

 6. Employee Investment Plan of McDonnell Douglas Corporation -- Hourly East
    Plan

 7. Employee Investment Plan of McDonnell Douglas Corporation -- Hourly West
    Plan

 8. Employee Payroll Stock Ownership Plan ("PAYSOP") of McDonnell Douglas Corporation

 9. Boeing North American Salaried Voluntary Savings Plan

 10. Boeing North American Savings Plan for Certain Employees

 11. Boeing North American Voluntary Savings Plan for Certain Represented Hourly Employees

 12. Allen-Bradley Savings and Investment Plan for Non-Represented Hourly Employees

 13. Allen-Bradley Savings and Investment Plan for Salaried Employees

 14. Rockwell Savings Plan for Certain Employees

 15. Rockwell International Corporation Savings Plan

 16. Reliance Electric Company Savings and Investment Plan

These are retirement, savings and employee stock ownership plans that hold Boeing stock. The shares of Boeing stock held in the Plans (which are referred to in this proxy statement as "Plan Shares") are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and therefore are not eligible to vote the Plan Shares directly at the Annual Meeting. However, participants in the stock funds are allocated interests in the shares and may instruct the trustees how to vote the Plan Shares represented by their interests.

The number of shares of Boeing stock shown on the back of the Company's proxy card, above the boxes to be marked, represents all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting.

The trustees will cast Plan Share votes according to each participant's instructions. If the trustee does not receive instructions from a participant in time for the Annual Meeting, the trustee will vote the participant's Plan Shares in accordance with the terms of the Plans, which are as follows:

    - Plans 1-7, 10 and 11: for each Plan, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received.

    - Plan 8 (PAYSOP): shares for which no instructions are received will not be voted.

    - Plans 9 and 12-16: the trustee will vote in its own discretion.

                   RECEIVING PROXY MATERIALS ON THE INTERNET

Registered shareholders and participants in the Plans listed above may sign up on the Internet to receive future proxy materials and other shareholder communications on the Internet instead of receiving printed materials by mail. This will reduce the Company's printing and postage costs. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider, and a web browser that supports secure connections. You can access the Internet site at HTTP://WWW.ECONSENT.COM/BA for additional information and to sign up. If you are a registered shareholder, you will be asked to enter the number of your account with the Company's transfer agent, BankBoston. That number is shown on dividend checks, statements for participants in the Dividend Reinvestment and Stock Purchase Plan, and on stock certificates. Participants in the Plans will be asked to provide their Social Security numbers or employee identification numbers. After you have provided identification and transmitted your e-mail address, BankBoston's affiliate, EquiServe, will send you an e-mail message confirming your acceptance of electronic shareholder communications.

When proxy materials for the Annual Meeting to be held in the year 2000 are ready for distribution, those who have accepted electronic receipt will receive e-mail notice of their Control Numbers and the Internet site for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn; it can be withdrawn at any time by contacting the transfer agent.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock that is held for you by a broker or bank, you may contact that broker or bank to find out whether this service is available to you.

                   VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under Delaware law and the Company's Restated Certificate of Incorporation, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action.

With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for a nominee is the equivalent of abstaining. The four nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required.

With respect to each of the proposals other than the election of directors, shareholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those proposals. A shareholder who signs and submits a ballot or proxy is "present," so an abstention will have the same effect as a vote against the proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered "present" for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of such proposals. The New York Stock Exchange has advised the Company that Proposals 2 through 6 on the agenda for the Annual Meeting are non-discretionary proposals.

                           CONFIDENTIAL VOTING POLICY

It is the policy of the Company that all proxy, ballot, and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and executive officers of the Company, except (a) when disclosure is required by applicable law or regulation, (b) when a shareholder expressly requests such disclosure, and (c) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Boeing stock fund of one of the Company's retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (a) or (b) above applies.

Proxies and ballots will be received, tabulated and inspected by the Company's transfer agent, an independent entity that is not affiliated with the Company. Subject to the above exceptions to the confidential voting policy, comments written on Company proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

                            EXPENSES OF SOLICITATION

All expenses for soliciting proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies, for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, and telephone. D.F. King & Co., Inc. has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

                              INDEPENDENT AUDITORS

As recommended by the Audit Committee of the Board of Directors, the Board has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP and predecessor firms have served continuously since 1934 as independent auditors for the Company. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

The Board of Directors currently consists of 13 members. Eleven of them are independent directors and two are members of management. In accordance with the Company's By-Laws, directors are divided into three classes, each of which is composed of approximately one-third of the directors. At the Annual Meeting, four directors will be elected for terms of three years, expiring on the date of the annual meeting of shareholders in 2002. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-Laws of the Company.

Board policy requires a nonmanagement director to resign at the annual meeting of shareholders following that director's 72nd birthday. Accordingly, Donald E. Petersen and George H. Weyerhaeuser have announced their intentions to retire from the Board at the Annual Meeting.

The Organization and Nominating Committee of the Board has recommended four nominees, three of whom are currently serving as directors. The Board has, in accordance with the By-Laws, reduced the size of the Board to 12, to be effective at the time of the Annual Meeting. The nominees and the directors whose terms will continue after the Annual Meeting are listed below.

Shares represented by a properly executed proxy card will be voted for the nominees unless such authority is withheld. Should any nominee become unavailable for election, the persons named on the proxy card may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board or the Board, in its discretion, may reduce the size of the Board rather than nominate a substitute.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE FOR EACH OF THE NOMINEES.

                                    NOMINEES

PHILIP M. CONDIT                                             Director since 1992

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, THE BOEING COMPANY, age 57. Mr. Condit was elected Chairman of the Board effective February 1, 1997. He has served as Chief Executive Officer since April 29, 1996, and was President from August 1992 until becoming Chairman. Mr. Condit is also a director of Hewlett-Packard Company.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
453,099

KENNETH M. DUBERSTEIN                                        Director since 1997

CHAIRMAN AND CHIEF EXECUTIVE, THE DUBERSTEIN GROUP, age 54. Mr. Duberstein has served as Chairman and Chief Executive of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of Cinergy Corp., Federal National Mortgage Association, St. Paul Companies and Global Vacation Group.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
9,179

JOHN B. FERY                                                 Director since 1989

RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, BOISE CASCADE CORPORATION, age 69. Mr. Fery served as Chairman of the Board of Boise Cascade Corporation (wood and paper products) from 1978 to 1995, and as Chief Executive Officer from 1972 until 1994. He is also a director of Albertson's, Inc. and Hewlett-Packard Company.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
18,102

LEWIS E. PLATT

CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, HEWLETT-PACKARD COMPANY, age 57. Mr. Platt has served as a director, President and Chief Executive Officer of Hewlett-Packard Company (measurement, computing and communications equipment) since November 1992 and has served as Chairman since September 1993. In 1995, he was appointed to the Advisory Committee on Trade Policy Negotiations by President Clinton. Mr. Platt also serves on the Wharton School Board of Overseers and the Cornell University Council and is a Trustee of the David and Lucille Packard Foundation.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
1,000

                              CONTINUING DIRECTORS

JOHN H. BIGGS                                                Director since 1997

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE, TEACHERS INSURANCE AND ANNUITY ASSOCIATION-COLLEGE RETIREMENT EQUITIES FUND ("TIAA-CREF"), age 62. Mr. Biggs has served as Chairman and Chief Executive of TIAA-CREF (national teachers' pension fund) since January 1993 and as President since November 1997. He is also a Trustee of TIAA-CREF, a Trustee of Washington University, St. Louis, an At-Large Trustee of the Financial Accounting Foundation and a director of Ralston Purina Company. Mr. Biggs' current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
27,378

JOHN E. BRYSON                                               Director since 1995

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, EDISON INTERNATIONAL, age 55. Mr. Bryson has served as Chairman of the Board and Chief Executive Officer of Edison International and its principal subsidiary, Southern California Edison Company (electric utility), since 1990. He is a director of The Times Mirror Company, the W.M. Keck Foundation, and the Council on Foreign Relations, and a trustee of Stanford University. Mr. Bryson's current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
11,975

PAUL E. GRAY                                                 Director since 1990

PRESIDENT EMERITUS AND PROFESSOR OF ELECTRICAL ENGINEERING AT MASSACHUSETTS INSTITUTE OF TECHNOLOGY ("MIT"), age 67. Dr. Gray served as Chairman of the Corporation of MIT (education) from 1990 to 1997 and as President from 1980 until 1990. He is also a director of Eastman Kodak Company and Nvest L.P. Dr. Gray's current term as a Boeing director expires in 2000.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
8,202

JOHN F. MCDONNELL                                            Director since 1997

RETIRED CHAIRMAN, MCDONNELL DOUGLAS CORPORATION, age 61. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997 and as its Chief Executive Officer from 1988 to 1994. He is also a director of Ralston Purina Company and Vice Chairman of the Board of Trustees of Washington University, St. Louis. Mr. McDonnell's current term as a Boeing director expires in 2000.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
17,287,632

WILLIAM J. PERRY                                             Director since 1997

PROFESSOR IN THE SCHOOL OF ENGINEERING AND SENIOR FELLOW AT THE INSTITUTE FOR INTERNATIONAL STUDIES, STANFORD UNIVERSITY, age 71. Dr. Perry served as U.S. Secretary of Defense from February 1994 through January 1997 and as Deputy Secretary of Defense from 1993 to 1994. Dr. Perry is also a director of United Technologies Corp., Hambrecht & Quist, and Cylink Corporation. He is a trustee of the Carnegie Endowment for International Peace, a member of the National Academy of Engineering and a fellow of the American Academy of Arts and Sciences. Dr. Perry's current term as a Boeing director expires in 2000.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
3,480

CHARLES M. PIGOTT                                            Director since 1972

CHAIRMAN EMERITUS, PACCAR INC, age 69. Mr. Pigott served as Chief Executive Officer of PACCAR Inc (manufacturer of transportation equipment) from 1967 through 1996. He was President of that company from 1965 to 1987 and Chairman from 1986 through 1996. Mr. Pigott is also a director of PACCAR Inc and Chevron Corporation. His current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
55,895

ROZANNE L. RIDGWAY                                           Director since 1992

FORMER ASSISTANT SECRETARY OF STATE FOR EUROPE AND CANADA, age 63. Ambassador Ridgway served as Co-Chair of The Atlantic Council of the United States (an association to promote better understanding of international issues) from 1993 to 1996 and was its President from 1989 through 1992. She served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Bell Atlantic Corporation, Emerson Electric Company, RJR Nabisco, Inc., 3M Corporation, The Sara Lee Corporation, and Union Carbide Corporation. Her current term as a Boeing director expires in 2001.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
19,587

HARRY C. STONECIPHER                                         Director since 1997

PRESIDENT AND CHIEF OPERATING OFFICER, THE BOEING COMPANY, age 62. Mr. Stonecipher served as President and Chief Executive Officer of McDonnell Douglas Corporation (aerospace) from 1994 until its merger with Boeing in 1997. He was Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation from 1991 to 1994. Mr. Stonecipher is also a director of Computer Management Sciences, Inc., Milacron, Inc., and Sentry Insurance. Mr. Stonecipher's current term as a Boeing director expires in 2000.

SHARES, OPTIONS EXERCISABLE WITHIN 60 DAYS AND SHARE INTERESTS..................
1,408,264

                           COMPENSATION OF DIRECTORS

The Company pays each non-employee director an annual board retainer fee of $36,000, of which $26,000 is paid in cash and $10,000 is paid in deferred stock units under the Deferred Compensation Plan for Directors.

Additionally, the Company pays each non-employee director an annual committee retainer, for all committee service, of $10,000 for those who serve as chairman of a committee and $6,000 for those who do not. Each non-employee director receives a fee of $2,000 for each day on which he or she attends a Board of Directors meeting and a fee of $1,000 for attendance at one or more committee meetings on a day on which a Board meeting is not also held.

Directors may also elect to defer all or a portion of their cash retainers and fees to a cash-based account or to their deferred stock unit account under the Deferred Compensation Plan for Directors. Effective June 1998, the Company matches all deferrals by non-employee directors to stock unit accounts with a contribution of an additional 25% of such stock units.

The number of deferred stock units credited to each director's account is the number of shares of Boeing stock that could be purchased with the retainer or fee, based on the Fair Market Value of the stock as of the day on which the retainer or fee is earned. "Fair Market Value" for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported in THE WALL STREET JOURNAL for the New York Stock Exchange Composite Transactions.

Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Cash-based accounts earn interest. Amounts held under the Deferred Compensation Plan for Directors are intended to be distributed after the director retires from the Board of Directors or otherwise terminates service on the Board. Deferred stock units will be distributed as shares of Boeing stock.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

At the time of a non-employee director's first annual meeting, the director receives an initial option to purchase 3,000 shares of stock. After each subsequent annual meeting during the non-employee director's term, the director receives an option to purchase an additional 2,400 shares. The exercise price of an option is equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest approximately one year after grant, provided the recipient remains a director. Options become exercisable in installments one, three, and five years after the date of grant.

Directors who are employees of the Company do not receive any compensation for their service as directors.

                               RETIREMENT POLICY

The retirement policy of the Board of Directors is as follows: (a) each director who is not an officer of the Company will resign permanently as a director at the annual meeting of shareholders following that director's 72nd birthday and
(b) each director who is an officer of the Company will tender to the Organization and Nominating Committee a resignation as a director on the first to occur of the following: (i) the officer retires under a Boeing employee retirement plan or (ii) the officer no longer fulfills a primary role in the Company, as determined by the Organization and Nominating Committee. In any case, such director will retire permanently as a director no later than the annual meeting of shareholders following that director's 72nd birthday. This policy applies without regard to whether a director has completed his or her term.

The Company does not provide any retirement benefits to non-employee directors.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has standing Audit, Compensation, Finance, and Organization and Nominating Committees. Additionally, from time to time, the Board establishes special committees for specific purposes. The membership of the standing committees is usually determined at the organizational meeting of the Board in conjunction with the annual meeting of shareholders. Only independent directors currently serve on standing committees. The current membership of the committees is as follows, with the chairman of each committee listed first:

                                                                                                  ORGANIZATION
AUDIT                                 COMPENSATION                    FINANCE                    AND NOMINATING
----------------------------------------------------------------------------------------------------------------------
John E. Bryson                Donald E. Petersen            John B. Fery                  Charles M. Pigott
Kenneth M. Duberstein         John H. Biggs                 John E. Bryson                John H. Biggs
John B. Fery                  William J. Perry              Kenneth M. Duberstein         William J. Perry
Paul E. Gray                  Charles M. Pigott             Paul E. Gray                  Donald E. Petersen
John F. McDonnell             George H. Weyerhaeuser        John F. McDonnell             George H. Weyerhaeuser
Rozanne L. Ridgway                                          Rozanne L. Ridgway

AUDIT COMMITTEE

The Audit Committee selects and engages the independent auditors. The committee reviews the audit plans and audit findings of both the independent auditors and the internal auditors, the independent auditors' opinion of the financial statements, and the internal auditors' reports on the effectiveness of internal controls. The committee also reviews the Company's compliance with laws, regulations, and Company policies relating to political contributions, sales consultants, and government affairs consultants; the Company's ethics and business conduct program; compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct; and the Company's annual disclosure documents. The committee monitors the adequacy and effectiveness of the Company's financial controls and financial reporting processes, meets with counsel as to significant pending and threatened litigation, and assesses the Company's risk management program. The Audit Committee held six meetings in 1998.

COMPENSATION COMMITTEE

The Compensation Committee establishes and administers the Company's executive compensation plans. It sets policy for employee benefit programs and plans. The committee oversees administration of the employee retirement plans and various other benefit plans. The committee makes recommendations to the Board of Directors concerning the salaries of elected Company officers. The committee determines the number of performance shares, stock options and restricted stock units awarded to certain officers of the Company and the terms and conditions on which they are granted. It administers the incentive compensation plans and the deferred compensation plans for employees. The Compensation Committee held six meetings in 1998.

FINANCE COMMITTEE

The Finance Committee reviews and makes recommendations concerning proposed dividend actions, current and projected capital requirements, and issuance of debt or equity securities. It reviews the

Company's credit agreements and short-term investment policy. The committee also reviews the investment policies, administration, and performance of the trust investments of the Company's employee benefit plans. The Finance Committee held six meetings in 1998.

ORGANIZATION AND NOMINATING COMMITTEE

The Organization and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees, and with respect to Board compensation. The committee makes recommendations to the Board of Directors concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or reelected to, the Board. The committee will consider the names and qualifications of candidates for the Board submitted by shareholders in accordance with the procedures referred to on page 41 of this proxy statement. The committee oversees evaluation of the directors, Board committees and the Board. The committee also makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers. At least once each year, the committee reviews the performance of the Chief Executive Officer and the Company's plans for senior management succession. The Organization and Nominating Committee held seven meetings in 1998.

                          BOARD AND COMMITTEE MEETINGS

During 1998, the Board of Directors held six meetings and the committees described above held a total of 25 meetings. Each director attended 100% of the Board and committee meetings he or she was eligible to attend.

                           RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which Boeing directors are executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of such other corporations or the interests of the directors involved.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company's review of the reports it has received, the Company believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions during 1998, except that 1,600 shares held by a trust of which Mr. Bryson is co-trustee were inadvertently omitted from his initial Section 16 filing.

                                STOCK OWNERSHIP

The table below shows ownership of Boeing stock as of February 22, 1999, by (a) each director, (b) the Chief Executive Officer, each of the other five most highly compensated executive officers, and two former executive officers who served as such in 1998 (collectively, the "Named Executive Officers"), (c) all directors and executive officers (including the two former executive officers) as a group, and (d) the one entity known by the Company to be a beneficial owner of more than 5% of the outstanding shares of stock (as of December 31, 1998).

The first column, Number of Shares Beneficially Owned, shows for each person the number of shares of stock directly and indirectly owned as of February 22, 1999, including shares owned by, or jointly with, his or her spouse and shares owned by minor children. The second column shows the number of shares such person could acquire on or before April 23, 1999, by exercising stock options awarded by the Company. The third column shows the total number of stock units and interests in shares held pursuant to the Company's compensation and benefit plans or pursuant to a contract, as of February 22, 1999. The final column shows for each person the percentage of all shares outstanding represented by the total of the shares, options and share interests shown for that person. An asterisk in that column indicates the person's total interests are less than 1% of the outstanding shares of stock.

All numbers in the table are rounded to the nearest whole shares. No family relationship exists among any of the directors or executive officers of the Company.

                             STOCK OWNERSHIP TABLE

                                                           NUMBER OF
                                                             SHARES
                                                          THAT MAY BE
                                                            ACQUIRED                 TOTAL NUMBER OF
                                              NUMBER OF      WITHIN      NUMBER OF     SHARES AND
                                               SHARES      60 DAYS BY      SHARE      INTERESTS AS
                                              BENEFICIALLY   EXERCISING  INTERESTS  PERCENT OF SHARES
NAME OF BENEFICIAL OWNER                        OWNED       OPTIONS        HELD        OUTSTANDING
-----------------------------------------------------------------------------------------------------
DIRECTORS AND NOMINEE
John H. Biggs...............................     24,610             0        2,768(1)             *
John E. Bryson..............................      3,600(2)        4,020      4,355(1)             *
Kenneth M. Duberstein.......................      6,360             0        2,819(1)             *
John B. Fery................................      6,356        10,680        1,066(1)             *
Paul E. Gray................................      5,677         1,920          605(1)             *
John F. McDonnell...........................  17,126,827(3)            0   160,805(1)          1.77%
William J. Perry............................      1,000             0        2,480(1)             *
Donald E. Petersen..........................      8,400         5,280       11,697(1)             *
Charles M. Pigott...........................     40,186        10,680        5,029(1)             *
Lewis E. Platt..............................      1,000             0            0              *
Rozanne L. Ridgway..........................      1,160         9,720        8,707(1)             *
George H. Weyerhaeuser......................     18,224(4)       10,680      2,521(1)             *
NAMED EXECUTIVE OFFICERS
(**also serve as directors)
Philip M. Condit**..........................     17,383       378,141       57,575(5)             *
James F. Albaugh............................        100        17,846        8,336(5)             *
Alan R. Mulally.............................     13,207        69,150      126,344(5)             *
James F. Palmer.............................     57,738(6)            0     43,386(5)             *
Michael M. Sears............................     27,141(6)            0     14,438(5)             *
Harry C. Stonecipher**......................    185,378(6)      702,000    520,886(5)             *
Boyd E. Givan...............................     37,271       247,848        9,080(5)             *
Ronald B. Woodard...........................     41,626       208,278       17,123(5)             *
All directors, nominee and executive
  officers as a group.......................  17,675,726    1,920,825    1,053,851           2.12%
BENEFICIAL OWNER OF MORE THAN 5%
State Street Bank and Trust Company.........  78,031,844(7)            0         0           7.99%

---------

(1) These numbers represent deferred stock units issued under the Deferred Compensation Plan for Directors. All non-employee directors receive part of their Board retainer in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. See Compensation of Directors on page 10. Mr. McDonnell also has interests equal to 160,372 shares in the Boeing stock fund of a 401(k) retirement plan.

(2) This figure includes 1,600 shares held in a trust for a member of Mr. Bryson's family. Mr. Bryson serves as co-trustee but disclaims beneficial ownership of the shares.

(3) Of these shares, 16,962,191 are held in trusts for the benefit of members of the McDonnell family. Either Mr. McDonnell or his wife is a trustee of each of those trusts. In addition, the James S. McDonnell Foundation, of which Mr. McDonnell is a trustee, holds 6,591,307 shares of Boeing stock, which are not included in the total shown above.

(4) This number does not include 29,000 shares held by a Sub S Corporation of which Mr. Weyerhaeuser is Chairman and President. Mr. Weyerhaeuser owns 10% of the stock of the Sub S Corporation and the trusts of other family members own another 30%. Each year, Mr. Weyerhaeuser is given a proxy to vote the shares in the Sub S Corporation held by those trusts. He disclaims beneficial ownership of the Boeing stock held by the Sub S Corporation, except to the extent of his own pecuniary interest in it. This number also does not include 700 shares held in a family trust. Mr. Weyerhaeuser is one of three trustees who share voting and investment power over the trust, and he disclaims beneficial ownership of such shares.

(5) Share interests granted to executive officers are discussed in footnote (2) to the Summary Compensation Table and in the Compensation Committee Report on Executive Compensation.

(6) The numbers shown for Messrs. Palmer, Sears, and Stonecipher include shares of restricted stock issued pursuant to the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan, prior to the merger of McDonnell Douglas with Boeing in 1997 (the "Merger"). Those shares were converted into 15,600, 15,600 and 78,000 shares, respectively, as a result of the Merger. The holders receive dividends and have the right to vote the shares, which will vest and become unrestricted in increments from 1999 through 2002.

(7) The following information is based on a Schedule 13G filed on February 11, 1999, by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, acting in various fiduciary capacities ("State Street"). State Street reports that at December 31, 1998, it had sole power to vote or direct the vote of 12,687,737 shares and sole power to dispose or direct the disposition of 13,650,332 of the shares shown above. It also reports that it shared voting power over 64,296,713 shares and shared dispositive power over 64,381,512 shares. State Street is Trustee for the Company's Voluntary Investment Plan, a 401(k) retirement savings plan ("VIP"). It has informed the Company that the shared voting and dispositive amounts reported include 63,871,023 shares held in the VIP trust at December 31, 1998.

    The Trustee has dispositive power for the shares in the VIP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund for which voting instructions are timely received.

                             EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation of the Named Executive Officers for fiscal years 1998, 1997, and 1996. Annual compensation includes amounts deferred at the officer's election. All numbers are rounded to the nearest dollar or whole share. The Compensation Committee Report on Executive Compensation begins on page 26.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL                     LONG-TERM COMPENSATION
                                                   COMPENSATION                    AWARDS
                                                                 OTHER                 SECURITIES
                                                                 ANNUAL                  UNDER-      PAYOUTS    ALL OTHER
          NAME AND                                              COMPEN-    RESTRICTED     LYING        LTIP      COMPEN-
         PRINCIPAL                        SALARY      BONUS      SATION      STOCK       OPTIONS     PAYOUTS     SATION
      POSITION IN 1998          YEAR        ($)      ($)(1)       ($)         $(2)       (#)(3)        ($)       ($)(4)
Philip M. Condit                   1998  $ 998,896  $       0  $   0       $  192,156           0   $        0  $  81,755
Chairman                           1997    884,675    446,000      0          204,378     120,000            0     69,520
and Chief Executive Officer        1996    694,829    639,000      0          258,701     150,000            0     57,958

James F. Albaugh(5)                1998    285,782    213,800      0          184,377           0            0     17,941
Senior V.P. and President,
Space and Communications

Alan R. Mulally(5)                 1998    536,601    242,000      78,404(6)  5,200,839    200,000           0     35,666
Senior V.P. and President,         1997    341,668    175,700      0           69,028      20,600            0     21,900
Commercial Airplanes

James F. Palmer(5)(7)              1998    378,846    146,200     121,693(8)    165,573          0           0     24,600
Senior V.P. and President,         1997    345,192    258,091     476,208   1,620,281           0    2,044,625     25,584
Shared Services Group

Michael M. Sears(5)(7)             1998    429,069    235,100      12,178     235,109           0            0     28,165
Senior V.P. and President,         1997    395,246    261,900     461,994           0           0    1,734,838     29,445
Military Aircraft and
Missiles

Harry C. Stonecipher(5)(7)         1998    899,007          0     139,425(9)    246,567          0           0     57,570
President and Chief                1997    895,345    489,300   2,333,896(9)  4,105,998          0   8,051,518    268,624
Operating Officer

Boyd E. Givan(5)                   1998    392,261    137,700      0           88,399           0            0    314,518
Senior V. P. and Chief             1997    452,376    129,600      0           70,530      40,000            0     38,568
Financial Officer                  1996    422,606    262,800      0          111,212      54,000            0     38,407

Ronald B. Woodard(5)               1998    460,987    187,200      72,223      96,053           0            0    949,877
Senior V.P. and President,         1997    490,269    123,500      0           76,642      42,000            0     36,420
Commercial Airplanes               1996    446,744    279,900      0          119,042      80,000            0     34,224

(1) Annual incentive compensation (consisting of cash payments reported in the Bonus column and Boeing Stock Units ("BSUs") reported in the Restricted Stock column) is based on performance in the year shown, but is determined and paid the following year.

(2) The amount reported in the Restricted Stock column for each officer is the value of (a) BSUs awarded in February of the following year and (b) Restricted Stock Units ("RSUs"), Career Shares and matching deferred stock units awarded during the year. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer's target incentive award (30% for 1997 and 1996), adjusted for Company, operating group, and individual performance, using as the purchase price the FAIR MARKET VALUE (as defined on page 10) of the stock on that date. However, in accordance with the SEC's proxy rules, the value of the BSUs awarded is shown here using the CLOSING MARKET PRICE of the stock on the date of the award.

    BSUs and RSUs are stock units that earn the equivalent of dividends, which are accrued in the form of additional BSUs or RSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of stock or cash equal to the Fair Market Value of one share at the time of vesting. RSUs vest on the schedule determined by the Compensation Committee and are paid out in stock. Career Shares are stock units that are paid out in stock, contingent on the officer's staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company's Deferred Compensation Plan for Employees. For each deferral into a stock unit account of salary (up to 50%), annual cash incentive awards, vested BSUs and earned Performance Shares, the Company contributes an additional 25% of such stock units. For a discussion of these awards, see the Compensation Committee Report on Executive Compensation, which begins on page 26.

    For Messrs. Palmer, Sears and Stonecipher, the amount reported on the line for 1997 also includes the value of restricted stock granted by McDonnell Douglas prior to the Merger, based on the closing market price of McDonnell Douglas common stock of $65.75 on the date of grant, January 30, 1997. See footnote (6) to the Stock Ownership Table.

    The following table shows the aggregate number and value of BSUs granted to each of the Named Executive Officers in 1999 for service in 1998, and the number and value of RSUs, Career Shares, and matching deferred stock units granted to each of the Named Executive Officers in 1998. The values are based on the closing market price of Boeing stock on the dates of grant.

                    RESTRICTED STOCK UNITS GRANTED FOR 1998

-------------------------------------------------------------------------------------------------------------------------

                              NUMBER OF UNITS                                                   VALUE
-------------------------------------------------------------------------------------------------------------------------
                                                                 MATCHING                                      MATCHING
                                                                 DEFERRED                                      DEFERRED
                                                     CAREER        STOCK                            CAREER       STOCK
                               BSUS       RSUS       SHARES        UNITS       BSUS       RSUS      SHARES       UNITS
-------------------------------------------------------------------------------------------------------------------------
Philip M. Condit...........          0          0       3,791            0   $       0  $       0  $ 192,156   $       0
James F. Albaugh...........      3,968          0         758           56     143,833          0     38,421       2,123
Alan R. Mulally............      4,494    110,957       1,706            0     162,910  4,951,456     86,473           0
James F. Palmer............      2,712          0       1,327            0      98,311          0     67,262           0
Michael M. Sears...........      4,366          0       1,516            0     158,266          0     76,842           0
Harry C. Stonecipher.......          0          0       3,412        1,916           0          0    172,946      73,621
Boyd E. Givan..............          0          0       1,744            0           0          0     88,399           0
Ronald B. Woodard..........          0          0       1,895            0           0          0     96,053           0

    The following table shows the aggregate number and value of BSUs, RSUs, Career Shares, matching deferred stock units, LTIP Shares granted under the Company's previous long-term incentive plan, and other shares of restricted stock or restricted stock units held by each of the Named Executive Officers at year end, plus the BSUs awarded in 1999. The value of all such shares and units is based on the closing price of Boeing stock on December 31, 1998, which was $32.625 per share, except for the BSUs granted in 1999, whose value is based on the closing price of the stock on February 22, 1999, which was $36.25.

                         ALL RESTRICTED STOCK AND UNITS

                                                           NUMBER      VALUE
------------------------------------------------------------------------------
Philip M. Condit........................................     41,419  $1,351,302
James F. Albaugh........................................      5,338    188,539
Alan R. Mulally.........................................    123,571  4,047,789
James F. Palmer.........................................     51,600  1,693,278
Michael M. Sears........................................     21,499    717,244
Harry C. Stonecipher....................................    573,296  18,703,770
Boyd E. Givan...........................................      9,080    296,235
Ronald B. Woodard.......................................     14,092    459,752

(3) The numbers reported in the Securities Underlying Options column for each officer are the numbers of shares for which options were granted in 1998, 1997, and 1996, as adjusted for the 2-for-1 stock split that occurred on June 6, 1997.

(4) Amounts reported in the All Other Compensation column include the sums of the values of (a) dividend equivalents and interest on dividend equivalents on LTIP Shares granted under the Company's previous long-term incentive plan and not yet converted into stock, (b) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, and (c) premiums paid by the Company for term life insurance for the benefit of the insured. The amounts described in clauses (a), (b), and (c) above for each of the Named Executive Officers on the line for 1998 are as set forth below. The amounts shown for Mr. Givan and Mr. Woodard include $279,000 and $915,121, respectively, paid pursuant to their agreements with the Company. See Employment Contracts and Termination of Employment Arrangements, beginning on page 23.

                                                         (A)        (B)        (C)
-------------------------------------------------------------------------------------
Philip M. Condit....................................  $  17,883  $  63,033  $     840
James F. Albaugh....................................          0     17,101        840
Alan R. Mulally.....................................      1,439     33,387        840
James F. Palmer.....................................          0     22,643      1,968
Michael M. Sears....................................          0     25,984      2,181
Harry C. Stonecipher................................          0     56,730        840
Boyd E. Givan.......................................      7,286     21,672        560
Ronald B. Woodard...................................      4,707     29,209        840

(5) Mr. Albaugh became Senior Vice President of the Company on September 1, 1998. Mr. Mulally became Senior Vice President of the Company in February 1997 and succeeded Mr. Woodard as President of the Commercial Airplanes Group on September 1, 1998. Mr. Palmer became Senior Vice President in August 1997. Mr. Sears became Senior Vice President on September 1, 1998. Mr. Stonecipher became President and Chief Operating Officer in August 1997. Mr. Givan retired effective September 1, 1998.

(6) Of this amount, $52,709 represents perquisites, including $36,900 for personal use of Company aircraft.

(7) Messrs. Palmer, Sears and Stonecipher were executives of McDonnell Douglas Corporation before it became a part of Boeing on August 1, 1997. The 1997 compensation shown for them includes the following amounts paid by McDonnell Douglas before the Merger or in connection with the Merger: Mr. Palmer -- Salary, $210,577; Bonus, $18,491; Other Annual Compensation, $459,408; and LTIP Payouts, $2,044,625; Mr. Sears -- Salary, $241,400; Other Annual Compensation, $459,408; and LTIP Payouts, $1,734,838; Mr. Stonecipher -- Salary, $585,000; Other Annual Compensation, $2,328,975; Restricted Stock, $3,945,000; LTIP Payout, $8,051,518; and All Other Compensation, $35,318.

(8) Of this amount, $71,810 represents perquisites, including $36,783 for temporary living expenses and $31,432 for personal travel.

(9) Of the amount shown for 1998, $139,058 represents perquisites, including $65,278 for club memberships and $52,587 for personal use of Company aircraft. Of the amount shown for 1997, $50,086 represents perquisites, including $20,232 for personal use of Company aircraft.

                             OPTION GRANTS IN 1998

-----------------------------------------------------------------------------------------------------------------------------

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                                  NUMBER
                                    OF
                                SECURITIES       PERCENT
                                  UNDER-        OF TOTAL                                  POTENTIAL REALIZABLE VALUE AT
                                   LYING         OPTIONS                               ASSUMED ANNUAL RATES OF STOCK PRICE
                                  OPTIONS      GRANTED TO     EXERCISE    EXPIRA-        APPRECIATION FOR OPTION TERM(2)
                                  GRANTED     EMPLOYEES IN      PRICE      TION     -----------------------------------------
             NAME                 (#)(1)       FISCAL YEAR     ($/SH)      DATE       0% ($)        5% ($)         10% ($)
-----------------------------------------------------------------------------------------------------------------------------
Philip M. Condit..............           0             --            --         --          --              --             --
James F. Albaugh..............           0             --            --         --          --              --             --
Alan R. Mulally...............     200,000            5.3       45.0625    6/29/08           0      $5,667,913    $14,363,603
James F. Palmer...............           0             --            --         --          --              --             --
Michael M. Sears..............           0             --            --         --          --              --             --
Harry C. Stonecipher..........           0             --            --         --          --              --             --
Boyd E. Givan.................           0             --            --         --          --              --             --
Ronald B. Woodard.............           0             --            --         --          --              --             --
Share price.......................................................................                       73.40         116.88
All optionees (more than 23,300 employees and retirees)...........................           0     107 million    271 million
                                                                                                        28,623         72,536
All shareholders(3)...............................................................           0         million        million
Gain of all optionees as % of gain of all shareholders............................           0       .37%           .37%
-----------------------------------------------------------------------------------------------------------------------------

(1) The per share exercise price is the Fair Market Value of Boeing stock (as defined on page 10) on the date of grant, and the term of these options is ten years, subject to earlier termination in the event of termination of employment. The options vest after one year's employment from the date of grant. As to each grant, 40% becomes exercisable after one year from the date of grant, an additional 30% after three years, and the remaining 30% after five years. The exercise price may be paid by cash or by delivery of shares of Boeing stock already owned. The schedule on which options become exercisable is subject to acceleration for retirement, death, disability or layoff after vesting.

(2) Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) Each amount represents the increase in total market value of outstanding Boeing stock consistent with the stock price appreciation assumptions above. On June 29, 1998, the date on which these options were granted, there were 1,009,993,596 shares of Boeing stock outstanding.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                         AND YEAR-END OPTION/SAR VALUES

---------------------------------------------------------------------------------------------------------
                                                                NUMBER OF
                                                          SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                    SHARES                 UNEXERCISED OPTIONS/    IN-THE-MONEY OPTIONS/
                                   ACQUIRED              SARS AT FISCAL YEAR-END       SARS AT FISCAL
                                      ON        VALUE              (#)                YEAR-END ($)(2)
                                   EXERCISE   REALIZED   ------------------------  ----------------------
              NAME                    (#)      ($)(1)    EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------------------------------------------------------------------------------------
Philip M. Condit.................     85,000  $1,834,998    320,391      209,480   $2,241,608  $ 391,444
James F. Albaugh.................          0          0       5,416       14,586           0           0
Alan R. Mulally..................      4,500    157,078      54,524      246,584     316,302     113,759
James F. Palmer..................          0          0           0            0           0           0
Michael M. Sears.................          0          0           0            0           0           0
Harry C. Stonecipher.............          0          0     702,000      468,000   12,748,531  8,499,020
Boyd E. Givan....................    101,711  2,082,149     247,848            0   1,500,460           0
Ronald B. Woodard................     37,424    652,598     106,428      101,850     538,418     258,563
---------------------------------------------------------------------------------------------------------

(1) The value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price.

(2) Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 31, 1998, which was $32.375. There is no guarantee that, if and when these options are exercised, they will have this value.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998

The table below sets forth information with respect to Performance Shares granted to the Named Executive Officers in 1998.

                                                                                     CONTINGENT FUTURE PAYOUTS
                                               NUMBER     PERFORMANCE                AT SPECIFIED STOCK PRICES
                                             OF SHARES,     OR OTHER    ----------------------------------------------------
                                              UNITS OR       PERIOD        LESS THAN
                                                OTHER        UNTIL          $81.63         $81.63      $97.59      $101.95
                                               RIGHTS      MATURATION      THRESHOLD      THRESHOLD    TARGET      MAXIMUM
                   NAME                          (#)       OR PAYOUT          (#)            (#)         (#)         (#)
----------------------------------------------------------------------------------------------------------------------------
Philip M. Condit...........................     104,246    1998-2003               0         26,062     104,246     130,308
James F. Albaugh...........................       9,477    1998-2003               0          2,369       9,477      11,846
Alan R. Mulally............................      38,381    1998-2003               0          9,595      38,381      47,976
James F. Palmer............................      29,852    1998-2003               0          7,463      29,852      37,315
Michael M. Sears...........................      22,745    1998-2003               0          5,686      22,745      28,431
Harry C. Stonecipher.......................      85,292    1998-2003               0         21,323      85,292     106,615
Boyd E. Givan..............................      39,234    1998-2003               0          9,809      39,234      49,043
Ronald B. Woodard..........................      42,646      --(1)                 0              0           0           0
----------------------------------------------------------------------------------------------------------------------------

(1) Upon Mr. Woodard's termination of employment, on February 1, 1999, his 1998 Performance Shares were forfeited in accordance with their terms.

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum compound average annual increase in share price of 10% within a five-year period before any awards can be paid. The 1998 Performance Share awards are contingent on the Company's achieving threshold, target, and superior stock price appreciation of $81.63, $97.59, and $101.95, respectively, within five years from the date of grant. The threshold performance hurdle equates to a 60% increase in stock price and would add approximately $30 billion to the Company's market value.

Performance shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves a specified hurdle. The Performance Shares will be paid in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and paid in Boeing stock when and to the extent that the related Performance Shares are paid.

The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If the threshold price is achieved, 25% of the Performance Shares will vest. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 40%, 55%, and 75%, up to 100% if the target price is achieved and 125% if the maximum price is achieved. If the Company's stock price does not achieve the specified performance hurdles, the Compensation Committee of the Board of Directors may, in its discretion, allow vesting of up to 100% of the target Performance Shares if the Company's total shareholder return ("TSR" -- stock price appreciation plus dividends) during the five-year performance period exceeds the average TSR of the S&P 500 over the same period.

                                 PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 1999, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company's Supplemental Executive Retirement Plan, which is an unfunded, unqualified, defined benefit plan. A portion of that benefit will be paid under the Company's Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable Federal tax laws and regulations. The remainder of the benefit will be paid under the Supplemental Executive Retirement Plan. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

-----------------------------------------------------------------------------

                                YEARS OF CREDITED SERVICE
             ----------------------------------------------------------------
REMUNERATION    15         20         25         30         35         40
-----------------------------------------------------------------------------
3$00,000...  $  72,000  $  96,000  $ 120,000  $ 144,000  $ 168,000  $ 192,000
600,000...     144,000    192,000    240,000    288,000    336,000    384,000
900,000...     216,000    288,000    360,000    432,000    504,000    576,000
1,200,000..    288,000    384,000    480,000    576,000    672,000    768,000
1,500,000..    360,000    480,000    600,000    720,000    840,000    960,000
1,800,000..    432,000    576,000    720,000    864,000  1,008,000  1,152,000
-----------------------------------------------------------------------------

Credited service begins on the commencement of employment. The current Named Executive Officers have the following years of credited service:

---------------------------------------------------------------------------------------
Philip M. Condit............................................................       33.5
James F. Albaugh............................................................       13.5
Alan R. Mulally.............................................................       29.5
James F. Palmer.............................................................        7.5
Michael M. Sears............................................................       29.0
Harry C. Stonecipher........................................................        8.5
---------------------------------------------------------------------------------------

Under the Supplemental Executive Retirement Plan, pension benefits are based on years of credited services times 1.6% of average annual salary plus average annual incentive compensation for the last five years of employment. Annual incentive compensation includes the amounts shown in the Bonus column of the Summary Compensation Table on page 16 and the values of BSUs, which are shown in footnote (2) to the Summary Compensation Table. Benefits calculated under the Supplemental Executive Retirement Plan are limited to 100% of a participant's annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan.(1) The total annual averages for the current Named Executive Officers are now as follows:

----------------------------------------------------------------------------------
Philip M. Condit.......................................................  $1,301,583
James F. Albaugh.......................................................    331,342
Alan R. Mulally........................................................    513,486
James F. Palmer........................................................    518,235
Michael M. Sears.......................................................    539,192
Harry C. Stonecipher...................................................  1,387,008
----------------------------------------------------------------------------------

Mr. Albaugh is currently covered by the pension plans of Boeing North American. These plans will be converted to the Boeing plans as of July 1, 1999.

Pursuant to Mr. Stonecipher's Employment Agreement with the Company (see Employment Contracts and Termination of Employment Arrangements, below), Mr. Stonecipher will receive credit for twice as many years of service as he actually works for the Company and McDonnell Douglas, which is reflected in the credited service shown above. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what Mr. Stonecipher would have received from a prior employer had he stayed with that employer through the expiration of the Employment Agreement and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company. Had Mr. Stonecipher attained age 65 and retired on January 1, 1999, the supplemental payment under the agreement would have been approximately $330,000 per year.

Mr. Givan retired in 1998 under the Company's prior retirement plans. His annual retirement benefit, which is being paid as a joint and surviving spouse annuity, is $327,163. Mr. Woodard retired on February 1, 1999, under the Company's current plan, and his annual retirement benefit, which also is being paid as a joint and surviving spouse annuity, is $278,872.

------------------------

(1) The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's base pay depending on the participant's age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant's account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant's account is converted into an annuity.

    In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American will be transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant's salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                           OF EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH MR. STONECIPHER. Effective August 1, 1997, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Stonecipher to secure his services as President and Chief Operating Officer of the Company. The Employment Agreement amends and restates Mr. Stonecipher's prior employment agreement with McDonnell Douglas and supersedes all prior agreements between McDonnell Douglas and Mr. Stonecipher.

The current "Employment Period" under the Employment Agreement expires on September 24, 2000. Unless written notice is otherwise given by either party at least one year prior to the expiration date, however, the Employment Period will be extended annually for an additional year, but in no event will it extend beyond May 16, 2001.

During the Employment Period, Mr. Stonecipher is to receive both annual and long-term equity incentive compensation. Annual compensation includes a minimum base salary of $900,000 per year, reviewed annually by the Compensation Committee of the Board of Directors. He received incentive compensation for 1997 of $635,000, paid 70% in cash and 30% in BSUs. Beginning with 1998, Mr. Stonecipher's incentive compensation is determined under the Company's Incentive Compensation Plan. Pursuant to the Employment Agreement, the following long-term equity incentive compensation previously awarded to Mr. Stonecipher by McDonnell Douglas was converted into similar awards with respect to Boeing stock in accordance with the terms of the Agreement and Plan of Merger between the Company and McDonnell Douglas Corporation: 477,415 Boeing stock equivalents ("BSEs"), 140,400 of which, together with related dividend equivalents, remain subject to vesting by no later than March 31, 2002; 78,000 shares of restricted stock, which will vest 31,200 shares at the end of 1999 and 15,600 shares at the end of each of 2000, 2001, and 2002; and options to purchase 1,170,000 shares of Boeing stock, which vested and became exercisable or vest and become exercisable in increments of 234,000 shares on September 24 in each of 1996, 1997, 1998, 1999, and 2000. Mr. Stonecipher receives dividends and voting rights on his shares of restricted stock; the BSEs do not have voting rights, and dividend equivalent payments on the BSEs are reinvested into additional BSEs. All converted restricted stock and stock options will be issued under and subject to the terms and conditions of the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. Additional long-term incentive awards will be granted to Mr. Stonecipher at the sole discretion of the Compensation Committee.

For the purposes of calculating Mr. Stonecipher's benefits under the retirement plans of the Company and McDonnell Douglas, he will receive credit for twice as many years of service as he actually worked for the Company and McDonnell Douglas. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what Mr. Stonecipher would have received from a prior employer had he stayed with that employer through the end of the Employment Period and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company.

Pursuant to the Employment Agreement, Mr. Stonecipher is also entitled to at least four weeks paid vacation each year, fringe benefits and perquisites in accordance with the policies of McDonnell Douglas as in effect immediately prior to the Merger, moving and relocation expenses incurred in moving to Seattle, and participation in the Company's other employee benefit plans available to senior Boeing executives. Under the Employment Agreement, the Company made a "gross-up payment" of $2,204,929 to Mr. Stonecipher for excise tax imposed on change-in-control payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

The Employment Agreement terminates upon either party's timely notification to the other of an intent not to extend the Employment Period, termination by the Company of Mr. Stonecipher's services for cause, termination of his employment by Mr. Stonecipher for good reason, or Mr. Stonecipher's death or inability to render services for 180 days during any 12-month period. Under the Employment Agreement, "good reason" means a breach of the Employment Agreement by the Company, removal from the Company's Board of Directors for reasons other than voluntary resignation, removal from his position as President and Chief Operating Officer for reasons other than for cause, diminution in responsibilities or assignment of duties reasonably deemed by Mr. Stonecipher to be inappropriate for someone in his position, or the Company's timely election not to extend the Employment Period.

In the event Mr. Stonecipher terminates his employment for good reason, he will be entitled to receive the present value of the salary and target annual incentive compensation he would have received if his employment had continued for the remainder of the Employment Period. In the event of such a termination, all of Mr. Stonecipher's BSEs would be paid upon termination of employment, stock options would continue to vest for the remainder of the Employment Period and for one year following termination of the Employment Period and must be exercised within three years of that time, and grants of performance-based restricted shares would be ratably adjusted based on the ratio of the number of years Mr. Stonecipher would have been employed had he remained employed for the remainder of the Employment Period plus one, over the six-year performance period. Payments of amounts due upon termination of the Employment Agreement shall be deferred to the extent necessary to permit the Company a full deduction for all such payments under Section 162(m) of the Code.

The Employment Agreement prohibits Mr. Stonecipher from disclosing at any time confidential information or trade secrets concerning the Company without the Company's express written consent. Mr. Stonecipher also may not be employed or affiliated with a competitor of the Company as long as any restricted stock, BSEs or stock options under the Employment Agreement remain unvested or unexercised. The vesting of restricted stock and BSEs and the exercise of stock options is subject to Mr. Stonecipher's full compliance with the Company's nondisclosure and non-compete provisions of the Employment Agreement.

TERMINATION BENEFITS AGREEMENT WITH MR. SEARS. Mr. Sears entered into an agreement (the "Termination Benefits Agreement") with McDonnell Douglas in 1996, which was assumed by Boeing at the time of the Merger. The Termination Benefits Agreement provides that in the event of termination of his employment for any reason other than death, disability, retirement or for cause within three years after the date of the Merger, or in the event he terminates employment for "good reason" (as defined below), he will continue to receive for the remainder of a three-year period beginning on August 1, 1997 (the "Continuation Period") the following: (1) base salary at a rate equal to the greater of his rate at termination or immediately prior to the Merger, (2) annual incentive compensation calculated based on his annualized target incentive compensation multiplied by the average percentage of his earned incentive award to his target incentive award for the three years prior to termination or the Merger, and (3) welfare benefits that he would have received had his employment not been terminated. "Good reason" is defined to include (a) the failure of any successor of McDonnell Douglas to assume the obligation to perform under the agreement,
(b) an ongoing breach of the agreement by McDonnell Douglas or its successor,
(c) a reduction in his base salary, bonus or certain benefits within three years after the Merger, or (d) certain changes in title, duties or position and/or geographic relocation within the three-year period. The Termination Benefits Agreement also provides for a cash lump sum payment upon termination of employment. It provides for payment of prorated annual incentive compensation for the year of termination, vesting of all retirement benefits and the continued accrual of benefits for the Continuation Period (at the rate of salary and annual incentive compensation paid during such period) under the McDonnell Douglas defined benefit pension plans and the entitlement to matching contributions that he would have received under the McDonnell Douglas defined contribution pension plans during the Continuation Period. All payments and benefits will be discontinued upon Mr. Sears' normal retirement date or if he provides service to a competitor, supplier or customer or discloses any confidential information. If any payments or benefits (including payments and benefits under the Termination Benefits Agreement) are determined to be "excess parachute payments" under Section 4999 of the Code, he would be entitled to receive an additional payment (net of income and excise taxes) to compensate him for excise tax imposed on such payments.

SETTLEMENT AND RELEASE AGREEMENT WITH MR. WOODARD. The Company and Mr. Woodard have entered into a Settlement and Release Agreement (the "Agreement") in connection with his termination of employment effective February 1, 1999. The following is a description of the terms of the Agreement. Mr. Woodard was paid a lump-sum settlement payment of $900,000, and became eligible to receive a prorated annual incentive award for his services through November 1, 1998, based on overall Company performance at an award percentage of 80% of his salary through that date. This amount is shown in the Bonus column of the Summary Compensation Table on page 16. Mr. Woodard's unvested Career Share award was accelerated to become fully vested. His unvested Performance Share award was forfeited in accordance with its terms. The Company also paid Mr. Woodard for a tax liability related to his exercise of stock options and an amount equal to the 12-month cost of medical and dental insurance, and gave him title to his Company-provided automobile (in each case grossed up for taxes). The Company will continue to match contributions pursuant to Mr. Woodard's pre-termination pledges to various charitable institutions. Mr. Woodard agrees to provide consulting services to the Company until the earlier of November 16, 2000, and the date he commences other full-time employment. The Company will pay Mr. Woodard a retainer of $19,000 per month for such consulting services.

CONSULTING AGREEMENT WITH MR. GIVAN. The Company and Mr. Givan have entered into a consultant services agreement (the "Consulting Agreement") in connection with his retirement effective September 1, 1998. The following is a description of the terms of the Consulting Agreement. Mr. Givan was paid a lump-sum payment of $250,000 and became eligible to receive an annual incentive award for his services through August 31, 1998, if other current executives received such awards. This amount is shown in the Bonus column of the Summary Compensation Table on page 16. Mr. Givan's Career Share award was accelerated to become fully vested as of September 1, 1998, and the vesting of his Performance Share award was accelerated so that the award will remain outstanding in accordance with its terms. The Company also paid Mr. Givan an amount equal to the value of his Company-provided automobile (grossed up for taxes). Mr. Givan agrees to provide consulting services to senior executives of the Company, and to continue to provide advice and support on behalf of the Company, as appropriate, to certain governmental, industry and educational groups.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors establishes and administers the Company's executive compensation programs. The Committee is currently composed of five non-employee members of the Board, Messrs. Petersen, Biggs, Perry, Pigott and Weyerhaeuser.

The goals of the Company's integrated executive compensation programs are to

    1.  Align executive compensation with shareholder interests;

    2.  Attract, retain, and motivate a highly competent executive team;

    3.  Link pay to Company, operating group and individual performance; and

    4. Achieve a balance between incentives for short-term and long-term performance.

The full Board of Directors reviews the Committee's recommendations and approves the salaries of all elected officers, including the Named Executive Officers who appear in the Summary Compensation Table on page 16. The Committee reviews salary recommendations for executive officers and is responsible for all other elements of executive compensation, including annual and long-term incentive awards.

Boeing executive officers are assigned to pay grades, each with an established salary range, a percentage of salary that establishes a target award for the annual incentive, and a factor of salary on which long-term incentive awards are based. Assignment to a pay grade is determined by comparing individual responsibilities with industry survey data and internal executive job relationships. It is the Committee's objective to maintain a competitive compensation structure for Boeing executives.

SALARIES

The Committee annually reviews the salary levels of executive officers using data provided by an outside consulting firm, and compares Boeing salaries with those for comparable jobs in major aerospace and other large industrial corporations. These companies are selected on the basis of their comparable size and operating performance, and include approximately half the aerospace and defense companies in the S&P Aerospace Index used in the performance comparison graph on page 29. Boeing executive officer salary levels for 1998 were targeted for the average of salaries of corresponding positions at the benchmark companies.

Executive officer salary adjustments are determined by a subjective evaluation of individual performance, by comparisons to peers inside and comparable positions outside the Company and, with respect to Named Executive Officers, by the terms of any employment agreement. Survey data indicated that the 1998 base salaries of the Named Executive Officers, including Mr. Condit, are on average, at or slightly below the average of the benchmark companies.

ANNUAL INCENTIVE AWARDS

Annual incentive awards are designed to focus management attention on Company performance. Each executive pay grade has an assigned incentive award percentage (of annual salary). That percentage is adjusted based on Company, operating group, and individual performance. The incentive award percentages assigned to the Named Executive Officers' pay grades range from 80% to 100% of salary. The actual incentive award an executive officer is eligible to receive can range from zero to two times the incentive award percentage assigned to that officer's pay grade.

For the Named Executive Officers who received an annual incentive award for 1998, the awards were paid out approximately 60% in cash and 40% in Boeing Stock Units, which are discussed below.

CASH AWARDS. The cash portion of the incentive awards approved by the Committee was determined based on the officer's target incentive award, adjusted based on evaluation of Company and operating group performance, coupled with a subjective evaluation of individual performance. The resulting performance evaluation produced a percentage factor that increased or decreased the incentive award relative to the target for each executive officer.

In 1998, Company and operating group performance was evaluated based on the Company's overall profitability, as measured by earnings from operations, return on net assets, product development cost performance, and strategic factors as measured by customer and employee satisfaction, safety, diversity, and achieving merger synergies. Company performance also included an assessment of long-term shareholder value measured by performance comparisons with the S&P 500 Stock Index and a select group of premier companies. The Committee's final evaluation of Company performance included subjective and internal analysis of the reasons for changes in Company shareholder value.

With regard to the Company's long-term shareholder value measurements, for the five-year period December 31, 1993 through December 31, 1998, as well as the ten-year period from December 31, 1988 to December 31, 1998, the Company's total return to shareholders was well below the S&P 500 and did not rank among the top 50% of the selected premier companies.

For 1998, the Committee's assessment was that the Company's financial performance was well below expected levels. Although the Information, Space and Defense Systems Group (consisting of the Space and Communications Group and the Military Aircraft and Missile Systems Group) exceeded most financial and operational targets, and the Company made progress on most of the strategic factors, including major cost reductions through merger synergies, the results were offset by poor financial performance in the Commercial Airplanes Group.

Based on the forgoing assessment, 1998 annual incentive awards were paid to four of the six current Named Executive Officers at an average of 97% of their assigned percentages, primarily based on their contributions to the above-target performance of the Space and Communications Group, the Military Aircraft and Missile Systems Group and the Shared Services Group. Because of the Company's poor performance overall, management recommended to the Compensation Committee that the Chief Executive Officer and the President and Chief Operating Officer receive no annual incentive awards for 1998, and the Committee accepted the recommendation.

BOEING STOCK UNITS. Boeing Stock Units ("BSUs") are restricted Boeing stock units without voting rights but earning dividend equivalents. The number of BSUs awarded was determined by crediting each executive with the number of shares that could be purchased with 40% of that officer's target incentive award, adjusted for Company performance, based on the Fair Market Value of Boeing stock on the day of the award. The BSUs vest three years after the award and each executive may choose to have them paid out in either shares of Boeing stock or cash. The values of the BSUs at the time of grant to the Named Executive Officers, other than the Chief Executive Officer and the President and Chief Operating Officer, who did not receive such awards, are shown in footnote (2) to the Summary Compensation Table.

LONG-TERM INCENTIVES

In 1998, the Committee implemented a new performance-based long-term incentive compensation program designed to tie executive rewards more directly to the increase of shareholder value through stock price growth. Under this program, executives are awarded rights to receive Boeing stock, or Performance Shares, that are contingent on the Company's attaining shareholder return goals within a specified time period. An increasing portion of the Performance Shares awarded will be convertible to shares of Boeing stock as the stock price reaches and maintains certain threshold levels. These threshold stock price levels represent predetermined compound five-year growth rates relative to the stock price at the time the Performance Shares are granted. Any Performance Shares not converted to Boeing stock after five years will expire.

The terms of the 1998 Performance Shares granted to the Named Executive Officers, including Mr. Condit, are shown in the Long-Term Incentive Plans -- Awards in 1998 Table on page 20.

The long-term incentive program also includes grants of Career Shares to certain executives who make substantial contributions to the management, growth, and success of major components of the Company's business. Career Shares are stock units that are paid out in Boeing stock and contingent on the participant staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be paid in Boeing stock when and to the extent the Career Shares are paid. To recognize the different levels of responsibility within the Company, the number of Career Shares an executive is granted is based on the executive's pay grade and salary and the price of Boeing stock. The number of Career Shares granted is subject to discretionary adjustments based on individual performance or for purposes of retention. The values of the 1998 Career Shares at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

The Committee also considers the award of stock options and restricted stock in specific cases based on individual performance or for purposes of retaining or attracting key executives. The number of stock options and the value of restricted stock units granted to one of the Named Executive Officers are shown in the Summary Compensation Table and its footnote (2).

The Committee has established stock ownership guidelines for executives that range from one to six times annual base salary, and from four to six times for the Named Executive Officers. As an incentive to encourage and facilitate stock ownership, the Company matches any deferral of salary (up to 50%), annual cash incentive awards, vested BSUs or earned Performance Shares into an unfunded stock unit account within the Company's Deferred Compensation Plan with a matching contribution of an additional 25% of stock units. The values of matching deferred stock units at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

Stock ownership is a fundamental principle underlying the philosophy and structure of the Company's compensation programs for all employees. Ownership ensures alignment with the interests of shareholders and reinforces the Company's mission of people working together as one global company for aerospace leadership. The Company's approach to executive compensation is designed to focus employee attention on, and reward, continuously growing shareholder value.

Boeing executive compensation programs are designed to provide awards based on Company, operating group and individual performance. To the extent consistent with this performance-based approach and the Company's ability to provide competitive compensation, the Committee's policy is generally to provide executive compensation that is fully deductible by the Company for income tax purposes. The BSUs, but not the Performance Shares described above, are designed to qualify as performance-based compensation that is fully deductible by the Company for income tax purposes.

                                          Donald E. Petersen, Chairman
                                          John H. Biggs
                                          William J. Perry
                                          Charles M. Pigott
                                          George H. Weyerhaeuser

                               PERFORMANCE GRAPH

The following graph shows changes in the value of $100 invested at year-end 1993 in (a) Boeing stock, (b) the S&P 500 Stock Index, and (c) the S&P Aerospace Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    DOLLARS                          FIVE-YEAR CUMULATIVE TOTAL RETURNS

                      BOEING                                           S&P 500         S&P AEROSPACE
1993                     100                                               100                   100
1994                     111                                               101                   108
1995                     188                                               139                   179
1996                     259                                               171                   230
1997                     240                                               228                   239
1998                     163                                               294                   221
Boeing
S&P 500
S&P Aerospace

The Board of Directors and its Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is issuer performance. The Company's stock price is significantly influenced by cyclical fluctuations in the commercial jet aircraft global market environment and, to a lesser degree, changes in national defense and space priorities. The stock price performance shown in the graph is not necessarily indicative of future price performance.

                                   PROPOSAL 2
                              SHAREHOLDER PROPOSAL
                       ON CRITERIA FOR MILITARY CONTRACTS

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    WHEREAS, the proponents of this resolution believe that the Board of BOEING should establish criteria to guide management in their defense contract bidding and implementation activities;

    WHEREAS, we believe that economic decision-making has both an ethical and a financial component;

    WHEREAS, we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

    WHEREAS, we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide, if the company has not considered its ethical responsibilities ahead of time; therefore be it

    RESOLVED, that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance and implementation of military contracts and to report the results of its study to shareholders at its 2000 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

PROPONENTS' SUPPORTING STATEMENT

The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

- Arms sales to governments that repress their citizens;

- The connection between arms sales and geographical or political stability;

- Lobbying and marketing activities, both in the United States and abroad, including costs;

- Sales of weapons, parts, technology, and components convertible to military use (dual-use) to foreign governments;

- Transfers of technology, including co-production agreements.

A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities.

BOARD OF DIRECTORS' RESPONSE

All companies that sell major military products must comply with the requirements of both the executive and legislative branches of the U.S. Government. Boeing policies require compliance with all U.S. laws and regulations that control the export of military products and the sale of military products overseas. Many of the Company's overseas sales of military products are made under contracts with the U.S. Government, which then sells the products directly to a foreign government that is a U.S. ally or friendly nation. The U.S. Government continually evaluates the conduct and integrity of foreign nations to identify countries to which the sale of particular military equipment is not in the United States' interest and prohibits military sales to those countries.

The Company also has a strong commitment to integrity and has an active program to promote ethical business standards. Our Ethics and Business Conduct Office has an experienced staff, and ethics advisors are employed throughout the Company. The Audit Committee of the Board of Directors oversees the program. The Company's ethical business policy, procedures and program apply to all employees engaged in every business activity, including lobbying and marketing activities.

Accordingly, we do not believe that the study and report requested by the proponents would provide a meaningful addition to our ongoing efforts to promote the highest standards of ethical business conduct.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 2.

                                   PROPOSAL 3
                              SHAREHOLDER PROPOSAL
                      ON DOING BUSINESS IN AND WITH CHINA

Two shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    WHEREAS, The Boeing Company successfully lobbied the Clinton
    Administration to grant Most Favored Nation status to the People's Republic of China in a way that "delinks" human rights from MFN status;

    -- Arguing against such linkage, President Clinton stated (1994)
       "constructive engagement" in China through business contacts would best ensure human rights;

    -- In 1997 President Clinton admitted "constructive engagement" had not produced positive results regarding human rights in China. His administration's human rights report noted that China's "economic pragmatism and increasingly robust ties of trade and commerce with the United States" has not prevented or ameliorated "widespread and well-documented human rights abuses;"

    -- Only weeks after signing a global covenant calling for freedom of speech and assembly in October, 1998 China took further steps to suppress political organizations and dissent;

    -- THE NEW YORK TIMES reported (06/09/96) Boeing is "China's most valuable lobbyist" and has "co-produced a video that is a remarkably dewy-eyed depiction of China -- no repression of dissidents, no sales of automatic weapons to gangs in Los Angeles, no nuclear proliferation, but plenty of Chinese enjoying American goods;"

    -- Congressional resolutions introduced into both houses call for certain principles to be followed by U.S. nationals engaged in commercial activities in China and Tibet. Human Rights Watch created parallel principles.

    RESOLVED, shareholders request the Board to adopt, by January, 2000, basic human rights criteria for its business operations in and/or with the People's Republic of China. Requesting shareholders shall be notified of these principles and how Boeing intends to implement them by July 1, 2000.

PROPONENTS' SUPPORTING STATEMENT

We ask the Board to consider the following in creating these principles:

1. Not to use goods or products manufactured by forced labor in the People's Republic of China and Tibet;

2. To safeguard Chinese and Tibetan employees prone to dismissal based upon their involvement in non-violent demonstrations, past records of arrests or internal exile for non-violent protest or membership in unofficial organizations committed to non-violence;

3. To ensure that production methods do not unnecessarily risk harm to the surrounding environment;

4. To strive to use independent businesses when looking for potential business partners in China and Tibet;

5. To prohibit any military presence on company or industrial cooperation project premises;

6.  To ensure freedom of association and assembly among employees;

7. To press Chinese authorities to list those arrested in the last three years, to end incommunicado detention, and for access to international observers to places of detention;

8. To discourage or undertake to prevent compulsory political indoctrination programs from occurring on company premises in China and Tibet;

9.  To ensure freedom of expression.

In a NEW YORK TIMES piece, A.M. Rosenthal stated: "the Chinese Communists are creating a system in which controlled capitalism and tyranny work together. But if American businesses do not care that their country and company help finance torture cells, what can an individual do about it? Use the stockholder's right to demand a rights code for every U.S. business investing in China." If you agree, please vote "yes."

BOARD OF DIRECTORS' RESPONSE

The Boeing Company is committed to remaining one of the premier industrial companies in the world. We will continue our history of operating with integrity and the highest ethical business principles. We are committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world.

The Board of Directors is not insensitive to individual rights in China. We believe, however, that both the U.S. Government and U.S. businesses should continue to consider the integral role of economic growth in promoting social progress, political stability and the welfare of the Chinese people. We believe that economic reforms and the involvement of governments and multinational companies in China have dramatically improved the lives of hundreds of millions of Chinese citizens.

We have found that significant good is accomplished by bringing countries into the mainstream of open-market trading and economic progress. We support granting China permanent "Most Favored Nation" status, which would give the Chinese people nothing more than basic trading rights. China's accession into the World Trade Organization and normalized trade with China will also expand engagement by the worldwide community and the United States in China, thereby enhancing the opportunities to further the rule of law and an open society for the Chinese people.

In a July 9, 1998, hearing of the Senate Finance Committee regarding trade relations with China, Secretary of State Madeleine Albright articulated U.S. policy regarding business with China: "There is no greater opportunity or challenge for U.S. foreign policy than to encourage China's integration as a fully responsible member of the international system, and maintaining normal trade relations reflects our commitment to this goal." The Board of Directors fully supports this policy and believes that political and economic engagement in China is an essential part of promoting enhanced individual freedom in China.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 3.

                                   PROPOSAL 4
                              SHAREHOLDER PROPOSAL
                              ON CUMULATIVE VOTING

Two shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    RESOLVED: That the stockholders of the Boeing Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

PROPONENTS' SUPPORTING STATEMENT

Strong support along the lines we suggest was shown at the last annual meeting when 27% of the votes cast for or against this proposal were cast in favor of it.

Cumulative voting enables a significant group of stockholders, though a minority, to elect a candidate of their choice.

Cumulative voting will contribute to a more diverse board of directors and encourage the election of independent directors with expertise in Boeing's highly-technical business of jetliners, defense and space-science. Boeing's independent directors have an almost total lack of experience in Boeing's major technical fields and it shows in Boeing's sudden and drastic decline.

With cumulative voting, all of a shareholder's votes for directors (12 votes per Boeing share) can be voted for the most qualified candidate(s).

Cumulative voting was required by Boeing's corporate by-laws as recently as 1986.

These news reports highlight Boeing's drastic reversal and the need for independent directors with business experience relevant to Boeing's highly technical product lines:

Airbus tops Boeing with orders for 287 jets in the first half of 1998.

        AIR TRANSPORT WORLD              September 1998

The 1998 AVIATION WEEK index of competitiveness rated Boeing's productivity the worst of all large companies.

        AVIATION WEEK                   August 10, 1998

Boeing investigates its Delta 3 failure with $1.5 billion in orders delayed.

        AVIATION WEEK                   September 7, 1998

Boeing faces criminal investigation in delayed Sea Launch program. Meanwhile Boeing pays $10 million fine, the largest ever for Arms Export Control Act violation.

        LOS ANGELES TIMES               October 2, 1998

US Airways choice of Airbus another blow to Boeing. Boeing was struggling with "not being able to manufacture aircraft to the right schedule, not enough personnel, too much downsizing. That's all coming home to roost," said Jane's analyst Paul Beaver.

        ASSOCIATED PRESS              July 4, 1998

After months of downplaying the impact of Asia's financial crises, Boeing said it would be forced to cut 747 production. The 747 brings Boeing 50% of its airliner profits according to some accounts.

        NEW YORK TIMES              May 31, 1998

Union Pacific is an example of a transportation company that abolished cumulative voting and the annual election of directors. Now Union Pacific is in deep trouble and this avoidable disaster impacts the national economy.

California law still requires that unless stockholders have voted not to have cumulative voting they still have it. Ohio also has the same provision.

If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

BOARD OF DIRECTORS' RESPONSE

This proposal is substantially the same as the proposal presented last year. The Company believes that cumulative voting would undermine effective functioning of the Board of Directors. Each Board member has a duty to represent all shareholders. Each director should be accountable to all Company shareholders, without any loyalty to a particular group. From this perspective, cumulative voting is undesirable since a director elected by cumulated votes may be principally concerned about representing and acting in the interest of the group of shareholders responsible for his or her election, rather than in the interests of all shareholders. We do not believe that a narrow constituency of shareholders should have an advantage over the interests of the Company's shareholders as a whole.

In 1986, 80% of the shareholders who voted at the Company's annual meeting voted to amend the Company's Certificate of Incorporation to eliminate cumulative voting, as permitted under Delaware law. The Company's action was consistent with a general trend away from cumulative voting for public companies. For example, in 1989, the State of California, considered among the most protective of shareholder interests, amended its laws to permit the repeal of cumulative voting. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

    While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests. Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention.

The Company believes that the present method of voting has served the Company well and will continue to work as successfully in the future as it has in the past. Eleven of the Company's 13 directors are independent, non-employee directors. All are nominated by the Company's Organization and Nominating Committee, which consists entirely of independent directors. This guarantees the continued independence of the Board in representing all shareholders.

Approval of this proposal, as a recommendation, would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting. However, approval of the proposal would not automatically establish cumulative voting. The Company's Certificate of Incorporation and By-Laws require the affirmative vote of at least 75% of the outstanding shares on a proposal to amend the Company's Certificate of Incorporation and By-Laws to provide for cumulative voting for directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 4.

                                   PROPOSAL 5
                              SHAREHOLDER PROPOSAL
                          ON INDEPENDENT LEAD DIRECTOR

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

    RESOLVED: ADOPT AN INDEPENDENT OUTSIDE LEAD DIRECTOR. Boeing shareholders request the Board of Directors take all necessary steps to amend the company's governing instruments for a permanent independent outside Lead Director position.

PROPONENT'S SUPPORTING STATEMENT

An independent outside Lead Director will enable independent oversight of management to improve Boeing performance after:

    -      Boeing announced $4-Billion in write-offs in the past 6 months.
    -      Has failed to manage the industry boom.
    -      Is now being overtaken by the fist hint of a bust.
    -      Now admits the Asian crises will cause a 30% cut in jumbo jet production.
                      THE ECONOMIST       June 13, 1998

    -      Boeing is considering more cutbacks to next year's jet production after crumbling demand from Asia.
    -      This comes amid new assembly troubles that threaten the company's 1998 profit projections.
    -      Boeing faces the added expense and delay of reworking 100 planes now under assembly.
           This equals 20% of the 550 Boeing commercial jets set for delivery for all of 1998.
    -      Boeing is inspecting aircraft and replacing suspect wiring.
                      REUTERS             Oct. 22, 1998

    -      In the first 6 months of 1998 Airbus orders soared 260%
    -      Boeing orders are up only 40%.
                      AEROSPACE AMERICA   Oct. 1998

    -      Boeing's assessment of its status in the integration of its military business with
           McDonnell Douglas and Rockwell is sharply at odds with how industry observers view
           Boeing's progress.
                      AVIATION WEEK       May 11, 1998

    -      Boeing does not have a proactive board, said industry analyst Paul Nisbet.
                      AVIATION WEEK       Sept. 7, 1998

    This is a short list of the many concerns to shareholders, employees and customers that call for heightened management and director performance. The Boeing directors need to be a performing asset.

    Lead directors are in the best interest of shareholders, because they help establish a formal structure to promote an active role by independent directors, said the Investor Responsibility Research Center.

    CalPERS, a leader in developing and advocating effective corporate governance principles, said independence is the foundation of accountability. To instill independent leadership CalPERS recommends that:

    When one person is both Chairman of the Board and Chief Executive Officer (like Boeing), the board name an independent outside director to coordinate with other independent directors to:

    1)  Prepare agendas for the Board and Board Committee meetings.

    2) Define the quality, quantity and TIMELINESS of the flow of information between management and the board.

    3) Request key material to alert Boeing to impending problems before they become unmanageable.

    4)  Hire independent consultants who report directly to the board.

    5)  Act as liaison between the independent directors and the CEO.

    6) Evaluate CEO performance and meet with the CEO to discuss the Board's evaluation.

    To express concern on Boeing's sudden $4-Billion ($4,000,000,000) reversal during a tremendous industry boom, shareholders withhold their votes for Directors. Withholding as little as 10% of the vote will convey a powerful message that the shareholders expect improved corporate profitability.

    ADOPT A PERMANENT POSITION OF INDEPENDENT LEAD DIRECTOR to ensure that Boeing will react to business trends in a timely manner.

    Reduce the potential for further reversals during the current Asian crisis, particularly after management blundered during the recent industry boom.

                           INDEPENDENT LEAD DIRECTOR
                                    YES ON 5

BOARD OF DIRECTORS' RESPONSE

The Board of Directors does not believe that establishment of the position of "Independent Lead Director" would enhance either the Board's independence or its effectiveness. The Company has a long history of independent leadership by its Board of Directors. For the past 26 years, a majority of the Board has been composed of independent directors who have never been employees of the Company. During the last 20 years, when the size of the Board has ranged from 11 to 14 directors, there have never been more than four current or former employees of the Company serving on the Board at the same time. Currently, 11 of the Company's 13 directors are independent of the Company. No directors who are employees serve on any of the Board's standing committees. Each of the Company's independent directors brings to bear substantial experience in areas relevant to the Company's business, including service on other boards of directors.

The Board of Directors believes that it has the necessary power and authority to request and obtain information from management and to retain outside consultants, where appropriate. Each committee of the Board has its own charter. As more specifically discussed in the Compensation Committee Report on Executive Compensation, the independent Compensation Committee of the Board, with input from the entire Board, plays an active role in evaluating the performance not only of the Company's Chief Executive Officer but of all the Company's executive officers. The Audit Committee, which also is composed of independent directors, carefully scrutinizes the Company's internal auditing and financial reporting practices, as well as the quality and effectiveness of the Company's internal controls.

The Board of Directors believes that its current composition and structure provide appropriate oversight of management and that each non-employee director provides valuable insight and advice. The Board does not believe that any significant purpose is served by the imposition of a strict rule creating the role of an Independent Lead Director, potentially at odds with the role of the Chairman of the Board. The Board therefore believes that the creation of the position of Independent Lead Director does not serve the interests of the Company's shareholders and that the leadership of the Board, in light of its continuing independence from the Company's management, is best determined by the Board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 5.

                                   PROPOSAL 6
                              SHAREHOLDER PROPOSAL
                     ON ANNUAL ELECTION OF THE ENTIRE BOARD

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

SHAREHOLDER RESOLUTION

RESOLVED: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR. Boeing shareholders request the Board of Directors take all necessary steps to amend the company's governing instruments, including the corporate by-laws. This includes the requirement that a majority vote of outstanding shares, voting on a single issue, is required to change this principle once enacted. This resolution will not affect the unexpired terms of directors elected or appointed to the board at, or prior to, the 1999 annual shareholder meeting.

PROPONENT'S SUPPORTING STATEMENT

It is intuitive that, directors accountable through annual election, perform better. The current piecemeal director election gives directors 3-years of isolation from the consequences of poor performance.

The accountability of 10 Boeing directors impacts the financial security of 125,000 stockholders and the livelihood of 220,000 employees.

Shareholder proposals achieved substantial support at the 1998 shareholder meeting:

    %                     TOPIC                                SPONSOR                                 CITY
---------  ------------------------------------  ------------------------------------  ------------------------------------
   43%     Annual election of directors          John Chevedden                        Redondo Beach, CA
   27%     Cumulative voting                     John Gilbert                          New York City
   25%     Elect lead director                   Edward P. Olson                       Long Beach, CA
           ... and are resubmitted this year as Proposals 6, 4 and 5.

Shareholders need the right to vote annually on specific conflicts of interest and minimal commitment on the Boeing board:

    - 6 Boeing directors sit on the same outside boards as other Boeing directors

    - 3 directors own minimum stock

    - 2 directors are entrenched with 37-year and 27-year terms

    - One director is affiliated with United Technologies, a company that does a tremendous business with Boeing.

What news reports highlight challenges for Boeing directors?

    - Boeing has carried our lowest Timeliness rank (5) since Oct. 1997.

          VALUE LINE INVESTMENT SURVEY        Page 554 dated Oct. 2, 1998

    - Boeing stock is down 44% -- from high of $60 in July 1997.

          BUSINESS WEEK                      Sept. 14, 1998

    - Airbus achieved $12 billion in orders and options at the Farnborough Air Show -- nearly twice that of Boeing.

          WALL STREET JOURNAL                        Sept. 10, 1998

    - Some industry observers believe a strategic partnership between Lockheed and Airbus will be a virtual certainty.

          AVIATION WEEK                      April 20, 1998

    - Philip Condit is named FINANCIAL WORLD'S "CEO of the Year."

    - Boeing's airliner market share will be 75% by 2000, said Natwest Securities analyst, Nicholas Heymann.

          FINANCIAL WORLD                     April 15, 1997

    - Boeing's prized new Delta III blew up on its Aug. 26, 1998 maiden flight -- destroying a $225 million satellite.

    - Boeing told analysts that 120 factory-fresh airliners may go homeless.

          BUSINESS WEEK                       Nov. 9, 1998

    - Boeing may be vulnerable to major quality problems.

          AVIATION WEEK                      Jan. 19, 1998

    - Airbus continues smooth production boost.

          AVIATION WEEK                       Oct. 5, 1998

BUSINESS WEEK Nov. 25, 1996 listed a number of factors, including annual election of directors, for the best board. The cover story said for the best board:

              "PLACE THE ENTIRE BOARD UP FOR ELECTION EVERY YEAR"
                                    YES ON 6

BOARD OF DIRECTORS' RESPONSE

This proposal is substantially the same proposal that has been presented for the last two years. The Board of Directors has again considered the changes suggested by the proposal, but has not changed its position. In the opinion of the Board, the claims made in the supporting statement are largely irrelevant to the issue.

Under the Company's By-Laws, as approved by Boeing shareholders, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The three-year staggered terms are designed to ensure that a majority of the Company's directors at any given time have prior experience as directors of the Company. This ensures that the Board has solid knowledge of the Company's complex business and products, its product strategy, its long-range plans and progress, and its evolving role in the global aerospace market.

We believe that the current Board structure strikes the appropriate balance between ensuring directors' accountability to shareholders and providing sufficient continuity in the Board's composition and opportunity for more effective long-range planning by the Board. We believe that some Board continuity is essential to the proper oversight of a company like Boeing that has high-technology products and programs that require major investments to be made over long periods of time. A classified board is appropriate for Boeing and ensures responsible, knowledgeable representation of the long-term interests of Boeing shareholders.

We also believe that a classified board reduces the chance that a third party will effect a sudden, unsolicited change in the Company's direction. The staggered board system permits the Company time to negotiate with the proponent of the change and to pursue alternative proposals that could provide the best results for all shareholders.

Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting. However, such approval would not automatically eliminate the classified board, as this proposal is only a recommendation. In any event, the affirmative vote of at least 75% of the outstanding shares and a properly stated amendment are necessary to amend the Company's By-Laws to eliminate the classified board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE AGAINST PROPOSAL 6.

The Company will provide the names and addresses of the proponents of the shareholder proposals above and the number of shares they hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207, or submitted by calling (206) 544-1056.

                          ANNUAL REPORT AND FORM 10-K

The 1998 Annual Report of the Company was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including financial statements and schedules. The Form 10-K has been filed with the SEC. It may be obtained by writing to the Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207, or calling (425) 393-4964. This proxy statement and the 1998 Annual Report are also available at the Company's World Wide Web site, HTTP://WWW.BOEING.COM.

                         SHAREHOLDER PROPOSALS FOR 2000

The Company's next annual meeting will be held on April 24, 2000. An eligible shareholder who wishes to have a qualified proposal considered for inclusion in the proxy materials for presentation at that meeting must send the proposal to the Corporate Secretary; it must be received at the Company's executive offices no later than November 22, 1999. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company's outstanding stock for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the meeting.

Any shareholder who intends to nominate candidates for election as directors or present a proposal at the meeting pursuant to the Company's By-Laws, without inclusion of such proposal in the Company's proxy materials, is required to provide notice of such proposal to the Company. The Company's By-Laws provide that any business to be transacted at the annual meeting of shareholders must be a proper matter for shareholder action and properly brought before the meeting. Notice must be received by the Corporate Secretary no earlier than December 26, 1999 and no later than January 25, 2000. A copy of the pertinent By-Laws provisions is available on request to Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207.

                                          THE BOEING COMPANY

         THE BOEING COMPANY 1999 ANNUAL MEETING OF SHAREHOLDERS
                  The Westin Los Angeles Airport Hotel
          5400 West Century Blvd., Los Angeles, CA 90045-5975
                       April 26, 1999 - 10:00 a.m.

-------------------------------------------------------------------------------

GENERAL DIRECTIONS                                        [MAP]

FROM I-405
- Take Century Boulevard exit heading west towards the Los Angeles Airport. The entrance to the Westin
  Los Angeles Airport Hotel is one block past
  La Cienega Boulevard on the left-hand side of Century Boulevard.

FROM THE AIRPORT
- Take Century Boulevard exit heading east. Continue on Century Boulevard approximately four blocks. The
  Westin Los Angeles Airport Hotel is located on the right-hand side of Century Boulevard, 1/2 block past
  Aviation Boulevard.

AIRPORT SHUTTLE
- The Westin provides hotel guests with complimentary
  24-hour shuttle service between the airport and hotel, with vans running every 7-10 minutes. After claiming your baggage, exit to the street and proceed to the middle island and the green sign saying HOTEL
  VANS. There is no need to call the Westin for pick-up as the vans run continually. The Westin
  Los Angeles Airport Hotel vans are white with maroon stripes.

- Registration will begin at 8:30 a.m. The                [MAP]
  meeting will begin at 10:00 a.m. and is
  expected to last no more than 2 hours.

- The facility is accessible to shareholders with disabilities. If you have a disability and require a special accommodation, please contact Boeing Equal Opportunity Programs at 562-797-5905 (voice) or 1-800-617-3384
  (TDD) at least two weeks in advance of
  the meeting.

PARKING
- Limited validated parking is available in the Westin's parking garage. Follow the "Hotel Self Parking" signs at the entrance to the Westin. Those with disabilities may park in marked stalls in the parking garage.
  Valet parking service is also available in front of the hotel for $12.00.

                                            WESTIN LOS ANGELES AIRPORT HOTEL
                                         5400 W. Century Blvd., Los Angeles, CA

[LOGO] Printed on recycled paper.

                      ELECTION TO OBTAIN FUTURE MATERIALS
                           OF THE BOEING COMPANY
                       ELECTRONICALLY INSTEAD OF BY MAIL

Boeing shareholders may elect to receive future materials through the Internet INSTEAD of receiving copies through the mail. Boeing is offering this service to provide added convenience to its shareholders and to reduce printing and mailing costs.

To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet World Wide Web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

TO ELECT THIS OPTION, GO TO THE WEBSITE HTTP://WWW.ECONSENT.COM/BA/. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

If you consent to receive the Company's future materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing, or e-mailing our Transfer Agent, BankBoston (EquiServe), at 1-888-777-0923; P.O. Box 8038, Boston, MA 02266-8038; www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write, or e-mail our Transfer Agent.

                   You may access The Boeing Company

                  annual report and proxy statement at:

                          www.boeing.com/proxy


If you vote by phone or Internet, please do not mail back your proxy card.

                                                         Detach here if mailing
-------------------------------------------------------------------------------

                                     PROXY

                      SOLICITED BY THE BOARD OF DIRECTORS

                               THE BOEING COMPANY

                               ANNUAL MEETING OF
                                 SHAREHOLDERS
                                APRIL 26, 1999

The undersigned hereby appoints John H. Biggs, Charles M. Pigott, and Harry C. Stonecipher (the "Proxy Committee"), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 1999 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 6, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading "Voting by Participants in Employee Plans," the undersigned hereby instructs the trustee to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 6, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee's judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

              IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
                 PROPOSAL 1 AND AGAINST PROPOSALS 2 THROUGH 6.

                                                             -----------
IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE        SEE REVERSE
                                                                 SIDE
                                                             -----------

[LOGO]

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

            NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
              QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A
          DAY * 7 DAYS/WEEK UNTIL 3:00 P.M., E.T., APRIL 25, 1999

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, read the accompanying proxy statement and annual report and then follow the easy steps:

TO VOTE BY PHONE:      1)  CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683) ON A
                           TOUCH-TONE TELEPHONE OR CALL COLLECT 1-201-536-8073
                           ON A TOUCH-TONE TELEPHONE.

                       2) Enter your 14-digit VOTER CONTROL NUMBER located above your address in the lower left of this form.

                       3)  Follow the simple recorded instructions.

TO VOTE BY INTERNET:   1)  GO TO THE WEBSITE WWW.EPROXYVOTE.COM/BA

                       2) Enter your 14-digit VOTER CONTROL NUMBER located above your address in the lower left corner of this form.

                       3) Follow the simple instructions on the screen. As with all Internet access, usage and server fees must be paid by the user.

                       YOU CAN ALSO ELECT TO RECEIVE FUTURE SHAREHOLDER MATERIAL ELECTRONICALLY AT THIS WEBSITE.

  IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.

THANK YOU FOR VOTING!                                    Detach Proxy Card Here
-------------------------------------------------------------------------------
/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

----------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
        FOR PROPOSAL 1 AND
    AGAINST PROPOSALS 2 THROUGH 6
----------------------------------------                             FOR AGAINST ABSTAIN                        FOR AGAINST ABSTAIN
1. Election of directors: (01) Philip M. Condit,   2. Criteria for   / /   / /     / /    5. Independent lead   / /   / /     / /
   (02) Kenneth M. Duberstein, (03) John B. Fery,     military                               director.
   and (04) Lewis E. Platt                            contracts.

      FOR     / /  WITHHELD   / /                  3. Doing business / /   / /     / /    6. Annual election of / /   / /     / /
      ALL          FROM ALL                           in and with                            the entire Board
    NOMINEES       NOMINEES                           China.                                 of Directors.

For all nominees except as noted below
                                                   4. Cumulative     / /   / /     / /
/ /                                                   voting in the
   ----------------------------------------           election of
                                                      directors.

                                                                                                          Mark here for     / /
                                                                                                          comments and
                                                                                                          note at left

                                                                                                          Mark here for     / /
                                                                                                          address change
                                                                                                          and note at left

                                                                Please sign exactly as name appears on your account. If the shares are registered in the name of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.


Signature(s) _______________________________ Date _______________ Signature(s) _______________________________ Date _______________

                                          PLEASE SIGN THIS PROXY AS NAME(S) APPEAR ABOVE.